Entergy Corporation
639 Loyola Avenue
New Orleans, LA 70113

News
Release

Date:	July 19, 2010

For Release:	Immediate

Contact:	Michael Burns (Media) (504) 576-4238 mburns@entergy.com	Paula Waters (Investor Relations) (504) 576-4380 pwater1@entergy.com

Entergy Provides Preliminary Second Quarter Earnings Guidance

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects second quarter 2010 as-reported earnings of approximately $1.64 per share and operational earnings of approximately $1.70 per share compared to as-reported results of $1.14 per share and operational results of $1.23 per share in second quarter 2009. Entergy also affirmed its previously issued earnings guidance ranges for 2010.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings (described below) and special items. The special items included in both second quarter 2009 and 2010 as-reported results are due to expenses associated with the previously planned spin-off of the non-utility nuclear business. Charges in 2010 also include costs in connection with the unwind of the business infrastructure created for Enexus Energy Corporation and EquaGen LLC announced in April.

The second quarter 2010 earnings improvement was driven by higher earnings at Utility and Entergy Nuclear, which was partially offset by lower results at Parent & Other. Second quarter 2010 earnings also reflected accretion from Entergy’s share repurchase programs.

- more-

Entergy News Release: Entergy Provides Preliminary Second Quarter Earnings Guidance

July 19, 2010

Utility

The increase in Utility operational earnings in second quarter 2010 was driven by higher net revenue due to increased sales volumes across all customer classes, including the effect of warmer-than-normal weather. Also contributing to the positive Utility net revenue variance was the effect of previous rate actions and the absence of a regulatory charge recorded in the prior year period. Partially offsetting higher Utility net revenue was an increase in interest expense.

Entergy Nuclear

The quarter-over-quarter increase in operational earnings at Entergy Nuclear was due primarily to higher net revenue and other income, partially offset by an increase in non-fuel operation and maintenance expense. Entergy Nuclear’s higher net revenue reflected an increase in generation due to fewer planned and unplanned outage days, partially offset by lower pricing. Planned refueling outages occurring at two plants totaled 40 days in the second quarter compared to 78 refueling outage days at three plants a year ago. The increase in other income resulted from the absence of significant impairments associated with decommissioning trusts recorded in second quarter 2009.

Parent & Other

Parent & Other’s results declined during the quarter due primarily to higher income tax expense on Parent & Other activities.

Earnings Guidance

Entergy affirmed its earnings guidance ranges of $5.95 to $6.80 per share on an as-reported basis and $6.40 to $7.20 per share on an operational basis for 2010. As-reported earnings guidance, which was revised in April 2010, includes a special item for the potential charge in connection with the previously announced business unwind of the internal organizations created for Enexus and EquaGen as well as expenses for spin-off dis-synergies and outside services to pursue the spin-off.

- more-

Entergy News Release: Entergy Provides Preliminary Second Quarter Earnings Guidance

July 19, 2010

           A teleconference will be held at 10 a.m. CT on Tuesday, Aug. 3, 2010, to discuss Entergy’s second quarter 2010 earnings announcement, and may be accessed by dialing (719) 457-2080, confirmation code 1327346, no more than 15 minutes prior to the start of the call. The call and presentation slides can also be accessed via Entergy’s website at www.entergy.com. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 1327346.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, and it is the second-largest nuclear generator in the United States. Entergy delivers electricity to 2.7 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $10 billion and more than 15,000 employees.

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in:  (i) Entergy’s Form 10-K for the year ended December 31, 2009, (ii) Entergy’s Form 10-Q for the quarter ended March 31, 2010, and (iii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934, (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms, (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs, (d) nuclear operating and regulatory risks, and (e) legislative and regulatory actions, and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and in subsequent securities filings.